Exhibit 99.1

XM SATELLITE RADIO ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION

(Washington, DC, April 27, 2006) – XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) announced today that it and its subsidiary XM Satellite Radio Inc. have successfully completed the consent solicitation with respect to the outstanding 14% Senior Secured Discount Notes due 2009, 12% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2009. As of the expiration deadline for the consent solicitation, which was 5:00 p.m., New York City Time, on April 26, 2006, XM had received consents from the holders of approximately 59.1% of the outstanding principal amount of the 14% Notes, approximately 99.6% of the outstanding principal amount of the 12% Notes and approximately 90.2% of the outstanding principal amount of the Floating Rate Notes to the proposed amendments to the indentures relating to each series of Notes, which are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated April 12, 2006 (the “Offer Statement”). This consent solicitation is part of XM’s offer to purchase the Notes described in the Offer Statement.

XM and the trustee under each of the indentures entered into various agreements to implement the amendments to the indentures, which eliminate substantially all of the restrictive covenants contained in each of the indentures. The amendments will not become operative, however, unless and until XM accepts the tendered Notes for purchase pursuant to the Offer Statement.

Tendering holders of Notes who tendered their Notes and delivered consents on or prior to the Consent Date will receive $1,073.75, $1,126.86 and $1,002.50, respectively, per $1,000 principal amount of 14% Notes, 12% Notes and Floating Rate Notes validly tendered. Following the Consent Date, holders of tendered Notes no longer have the right to withdraw their tender. Holders who tender their Notes after the Consent Date but on or prior to 12:00 midnight New York City time on Wednesday, May 10, 2006, which is the scheduled expiration date of the offer, will receive $1,070.00, $1,116.86 and $1,000.00, respectively, per $1,000 principal amount of 14% Notes, 12% Notes and Floating Rate Notes validly tendered. We intend to redeem any 14% Notes and Floating Rate Notes that remain outstanding after the expiration date of the offer. In each case, holders who validly tender their Notes shall receive accrued and unpaid interest on such principal amount of Notes up to, but not including, the applicable payment date.

The Tender Offer with respect to each series of Notes is not conditioned on the success of the Tender Offer with respect to any other series of Notes. The complete terms and conditions of the Tender Offer are described in the Offer Statement, copies of which may be obtained by contacting the information agent, D.F. King & Co., Inc. at (800) 859-8508 or (212) 269-5550. The Company has engaged UBS Securities LLC and J.P. Morgan Securities Inc. to act as dealer managers in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll-free) or J.P. Morgan Securities Inc. at (212) 270-9769 (call collect). The Offer is made solely by the Offer Statement. This press release does not constitute an offer to purchase or a solicitation of consent with respect to any securities.